Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into effective January 23, 2026 (the “Effective Date”), by and between ZEO SCIENTIFIX, INC., a Nevada corporation (“ZEO” or the “Company”), and JOHN D. KISIDAY, Ph.D. (“Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of Executive, and Executive desires to furnish such services to the Company on and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, Executive, due to the nature of Executive’s duties, will be provided access to the Company’s trade secrets and other confidential information and the Company desires to maintain the confidentiality of the same.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereto agree as follows:

1. Duties; Reporting; and Place of Employment.

(a) The Company hereby employs Executive, and Executive agrees to serve the Company, as the Chief Science Officer (“CSO”) for the Company. Executive shall serve on a full-time basis, devote all necessary time to the Company and be responsible for all tasks identified in his job description, including but not limited to those listed on Exhibit A, and those as may be amended from time to time, and as otherwise instructed by the Company.

(b) Executive shall report directly to the Chief Executive Officer and to any advisors designated by the Board of Directors.

(c) The Company and Executive agree that until Executive relocates his residence to Florida, Executive will perform his duties remotely from his residence in Fort Collins, CO and travel to the Company’s headquarters (currently in Davie, Florida) and elsewhere as, in either case, reasonably requested by the Company and/or required by his position. Executive is aware that the Company expects the Executive to be physically present at the Company’s headquarters on a regular basis.

Notwithstanding the above, the Executive understands and agrees that he will be expected initially to spend significant time working from the Company’s headquarters in order to satisfactorily achieve the Immediate Tasks as outlined in Exhibit A.

2. Term and Termination.

(a) Executive’s first day of employment will be January 23, 2026, and shall continue until this Agreement is terminated as provided for herein (the “Term”).

(b)

(i)	Executive may terminate this Agreement at any time upon forty-five (45) days written notice to the Company, for any reason or for no reason.

(ii)	Notwithstanding the foregoing, Executive understands and agrees that his employment with the Company is “At Will,” which means Executive’s employment with the Company and this Agreement can be terminated by the Company upon written notice to Executive, at any time, for any reason or no reason at all and with or without “Cause” (as hereinafter defined. In the event that the Company shall terminate Executive’s employment with the Company, Executive shall not be entitled to any compensation other than the payment of unpaid Salary through the date of termination, provided, however, if at any time after the first ninety (90) days of the Term (the “Initial Period”), the Company terminates the Executive’s employment with the Company without Cause, or if the Executive terminates the Agreement for Good Reason, Executive shall be entitled to receive an amount of salary as severance equal to ¼ month of Salary for each successive 3 months of employment completed.

(c) Any payments or other distributions from any employee benefit plan, if any, will be made pursuant to the rules of each plan.

(d) As used in this Agreement, “Cause” means (i) Executive’s fraud against the Company, misappropriation of Company assets, embezzlement, theft, or the conviction of a crime involving drug abuse, violence, dishonesty or theft; or (ii) Executive’s (A) willful and material breach of this Agreement, which is materially and demonstrably injurious to the Company; (B) willful and material misconduct which is materially and demonstrably injurious to the Company; or (C) willful and continued failure substantially to perform material duties Executive is required to perform under this Agreement (other than as a result of partial or total incapacity due to physical or mental illness).

(e) As used in this Agreement, “Good Reason” means the occurrence of one or more of the following events that results in a material negative change in the Executive’s employment relationship with the Company arising without the express written consent of the Executive:

(i)	a reduction in the Executive’s Salary; or

(ii)	a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to the Executive from those substantially similar to the employee benefits and perquisites provided by the Company (including subsidiaries) to executives with comparable duties, as such benefits may be modified from time to time; or

(iii)	a material diminution in authority; or

(iv)	any other action that constitutes a material breach by the Company of this Agreement.

(f) In the event of any conflict between this Agreement and any written or oral policy, including employee benefit plans or past practice of the Company, this Agreement shall govern.

3. Compensation and Related Matters.

(a) Salary. The Company agrees that, in consideration of the services performed hereunder, it will pay to Executive salary at the rate of $175,000 per annum during the Term (“Salary”). Salary will be paid in bi-weekly installments in accordance with at the Company’s regular and customary payroll intervals.

(b) Annual Bonus. During the Term, Executive may be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors, from time to time, in its sole discretion.

(c) New Opportunity Bonus. The Company agrees that Executive shall be entitled to receive additional compensation in the form of a stock grant in connection with the Executive bringing to the Company a commercially viable new product and/or business opportunity that is outside the existing scope of the Company’s line of business (“New Opportunity”). The nature of the compensation is expected to be in the form of a royalty with the percentage and term to be reasonably determined by the Company’s compensation committee.

(d) Other Benefits. Commencing upon expiration of the Initial Period, Executive shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior Executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.

(e) Equity Incentive Plan. Executive shall receive a grant of 50,000 shares of common stock of the Company under the Company’s Equity Incentive Plan (the “Plan”). The shares shall vest 20,000 shares on the first anniversary of the Agreement and 30,000 shares on the second anniversary of the Agreement, and vesting is contingent upon Executive’s continued employment for the foregoing periods. The grant of the shares shall be subject to the terms and conditions of the Plan.

(f) Withholding. All amounts payable to Executive under this Agreement shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(g) Relocation Reimbursement. The Company agrees to reimburse Executive up to $10,000 in connection with the actual costs incurred by Executive to relocate permanently from his remote residence in Fort Collins, CO to a new residence proximate to the Company’s headquarters.

4. Company Property.

As used in this Agreement, the term “Company Property” means all documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials, whether in written, graphic or electronic format, that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Confidential Information. Executive recognizes and agrees that:

●	all Company Property shall be and remain the property of the Company;

●	Executive will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company’s business; and

●	when Executive’s employment is terminated, Executive will immediately deliver to ZEO all Company Property, including all copies or any other types of reproductions which Executive has in Executive’s possession or control.

5. Work Product. Executive agrees that, during the Term of Executive’s employment with the Company:

(a) Executive will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on or conceives, individually or jointly with others, in the course of Executive’s employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the conception, development and formulation of future Products or which results from or are suggested by any work Executive may do for the Company and whether produced during normal business hours or on personal time (collectively, “Work Product”);

(b) All Work Product of Executive shall be deemed to be “work made for hire” within the meaning of §101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be “work made for hire” and its rights to copyright are thereby in doubt, this Agreement shall constitute, without further action by Executive, an irrevocable assignment, transfer and conveyance by Executive to the Company of all right, title and interest in and to all Work Product created under this Agreement. The parties intend that all intellectual property rights in all Work Product, including without limitation any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product is the sole and exclusive property of the Company.

(c) Executive shall make and maintain adequate and current written records and evidence of all Prior Work (as defined herein) and Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Executive’s employment with the Company, regardless of cause.

6. Cooperation In Perfecting Rights To Prior Work And Work Product.

(a) Executive agrees to assign and hereby assigns to Company, all rights Executive may have or may acquire in any such Work Product.

(b) Executive agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in and to the Work Product assigned to the Company hereunder. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights or other legal proceedings.

(c) In the event that the Company is unable for any reason to secure Executive’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Executive.

7. Non-Solicitation.

During the period of Executive’s employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), Executive shall not, on Executive’s own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, (a) attempt to employ or enter into any oral agreement or contractual arrangement with any employee or former employee of the Company; (b) solicit any persons or entities with which was a vendor, supplier, customer or client of the Company during the term of Executive’s employment or at the time of the termination of the Employment with the Company was being solicited to become a vendor, supplier, customer or client of the Company; or (c) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending their relationship with the Company or become a client of Executive or any third party, and Executive shall not induce or permit any other person to approach any such person or entity for any purpose.

8. Non-Competition.

During the Restricted Period, Employee shall not, directly or indirectly, engage in or have any interest in, any sole proprietorship, partnership, corporation, limited liability company or any other person or entity (whether as an employee, officer, director, member, manager, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in the conception, development, formulation, manufacturing, marketing and/or sale of any products or services in a Competitive Business, , provided, however, that Employee may hold securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any publicly traded corporation, so long as Employee does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. As used herein, “Competitive Business” means a business engaged in development of therapies for regenerative medicine, and it is recognized that the Executive is a professional consultant and is currently only ½ time with the Company and maybe performing services in a Non-Competitive business.

9. Confidential Information.

(a) By virtue of Executive’s employment at the Company, Executive may obtain confidential or proprietary information developed, or to be developed, by the Company. “Confidential Information” means all information, whether in oral, written, graphic or electronic format, including, without limitation, (i) the identity of customers, suppliers, subcontractors and others with whom the Company does or proposes to do business; (ii) marketing methods and strategies; (iii) contract terms, pricing, margin, cost information and other information regarding the relationships between the Company and the persons and entities with which the Company has contracted or proposes to contract; (iv) the Company’s present planned services, products, specifications, analyses, software, technology, developments, improvements and methods of operation; (v) projected financial performance, proposed sales and profit performance and financial requirements; (vi) the identity of and compensation paid or proposed to be paid to employees, consultants and agents; (vii) business plans, models or strategies and the information contained therein; (viii) sources, leads, or methods of obtaining new business; (ix) designs, inventions, patents, patents pending, licenses and sublicenses; (x) data, know-how, formulae, processes, discoveries, inventions and ideas, whether or not patentable, copyrightable or subject to protection as a trademark or trade name; (xi) acquisitions, divestitures, alliances and other business relationships and (xii) other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a “trade secret” under applicable Federal or state law.

(b) Notwithstanding the foregoing, Confidential Information shall not include information or material that, through no action or fault of Executive (i) is publicly available or becomes publicly available; or (ii) is or becomes available to Executive from a source other than the Company, provided that the source of such information was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect thereto.

10. Non-Disclosure.

Executive agrees that, except as directed by the Company, Executive will not at any time (during the Term of this Agreement and Executive’s employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of arty reports or any documents or software (whether in written form or stored on magnetic, optical, electronic or other mass storage media) prepared by Executive or that come into Executive’s possession or under Executive’s control by reason of Executive’s employment by the Company. Executive further agrees that, while employed at the Company, no Confidential Information shall be removed from the Company’s business premises, without prior written consent of the Company.

11. Enforcement; Survival.

(a) Executive acknowledges that (i) the services to be rendered by Executive are of a special, unique, and extraordinary character; (ii) in connection with such services, Executive will have control over the Software which is critical to the Company and Executive will have access to Confidential Information vital to the Company and its business;, and (iii) therefore the obligations and restrictive covenants set forth in Sections 4, 5, 6, 7, 8, 9, 10 and 11 are reasonable. Accordingly, Executive consents and agrees that if Executive violates any of the provisions of Sections 4, 5, 6, 7, 8, 9, 10 and 11, ZEO would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it and notwithstanding anything to the contrary herein, ZEO shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive from committing or continuing any such violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting ZEO from pursuing any other remedy or remedies including, without limitation, recovery of damages. The parties acknowledge that all members and entities contained within ZEO, including all direct and indirect subsidiaries and affiliates, are intended third-party beneficiaries to this Agreement with full rights to enforce, among other things, the restrictions contained in Sections 4, 5, 6, 7, 8, 9, 10 and 11 of this Agreement.

(b) The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 18 and 19 of this Agreement shall survive the expiration or termination of this Agreement.

12. Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Attorneys’ Fees.

In the event of a dispute arising out of this Agreement or the transactions contemplated hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney’s fees and expenses incurred in connection with such dispute at all levels.

14. Notices.

All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally, by overnight courier or by fax, or three days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:

If to ZEO:	Zeo ScientifiX, Inc. 3321 College Avenue, Suite 246 Davie, FL 33314 Attn: Ian T. Bothwell, Chief Executive Officer, Chief Financial Officer Email: ian@zeoscientifix.com

If to Executive:	John D. Kisiday, Ph.D. 2613 Fieldstone Drive Fort Collins, CO 80525 Kisiday@gmail.com 339-221-1628

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed. In addition to the foregoing, notice may be accomplished by electronic mail to Executive’s electronic mail address.

15. Entire Agreement; Amendment.

This Agreement, including the Exhibit hereto and any agreement with respect to the Escrow Deposit, represents the entire agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement, or representation, oral or written, made by or for either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Executive.

16. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Executive and her heirs, executors, administrators, or other legal representatives.

17. WAIVER OF JURY TRIAL.

AS TO ANY NON-ARBITRABLE CLAIM, EXECUTIVE AND COMPANY EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THEIR AGREEMENT OR RELATING THERETO OR ARISING FROM THE EMPLOYMENT RELATIONSHIP WHICH IS THE SUBJECT OF THER AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

18. Governing Law; Venue. This Agreement shall be construed under and be governed in all respects by the laws of Florida for contracts to be performed in that state and without giving effect to the conflict of laws principles of Florida or any other state. The Parties hereto consent to venue in state or federal court in Broward County, Florida, for all purposes in connection with any action or proceeding commenced between the Parties hereto in connection with or arising from this Agreement.

19. “Company” Defined. As used in this Agreement, the term “Company” shall mean the Company, its parent, subsidiaries, divisions and affiliates.

20. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Non-Compete. Executive represents to the Company that entering into this Agreement does not violate or allegedly violate, the terms of the Executive’s obligations under any other contracts with any third parties whatsoever. In addition, Executive represents that he is not limited in any manner in connection with contacting any key party connected to the Company’s business or potential future business, including vendors, suppliers, customers, distributors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the Effective Date.

SIGNATURE PAGE FOLLOWS

THE COMPANY:

ZEO SCIENTIFIX, INC.

By:	/s/ Ian T. Bothwell
Ian T. Bothwell, Chief Executive Officer

EXECUTIVE:

/s/ John D. Kisiday
John D. Kisiday, Ph.D.

SCHEDULE A

General Job Description

●	The Chief Science Officer (CSO) provides scientific leadership and strategic oversight for the evaluation, selection, and advancement of existing and new research initiatives, emerging scientific technologies and the Company’s efforts to bring innovative commercially viable new therapies to market (research, acquisitions of IP, Joint Venture, partnerships and/or collaborations with third parties). The CSO serves as the Company’s senior scientific authority, responsible for ensuring that scientific innovation is rigorous, feasible, aligned with organizational strategy, and executed responsibly. This role bridges cutting-edge science and reduces complex technical information into actionable insights for executive leadership.

a.	Ensure proposed initiatives align with organizational mission, strategy, and long-term scientific vision

b.	Guide the balance of exploratory, high-risk research and incremental innovation across the portfolio

c.	Evaluate overlap, synergies, and trade-offs among concurrent scientific initiatives

d.	Recommend continuation, redirection, or termination of projects based on evidence and strategic fit

●	The Chief Science Officer leads the Company’s scientific operations, ensuring that laboratory activities are well-organized, well-resourced, and scientifically rigorous. The CSO is accountable for translating research strategy into effective laboratory execution and maintaining a productive research and manufacturing environment.

a.	Direct all laboratory operations, including workflow design, staffing, and resource allocation

b.	Oversee research and development initiatives to ensure scientific rigor and reproducibility

c.	Develop and optimize experimental pipelines and laboratory processes

d.	Ensure laboratories meet safety, regulatory, and quality requirements

e.	Evaluate and implement new technologies, methods, and instrumentation

f.	Provide scientific guidance and hands-on problem solving as needed

g.	Foster a culture of collaboration, accountability, and continuous improvement

h.	Report on R&D progress, risks, and outcomes to executive leadership

IMMEDIATE TASKS:

a.	Gain a thorough understanding of the laboratory operations including research, manufacturing, quality control, and distribution,

b.	To fully understand the capacity, roles and responsibilities of all lab personnel and to make recommendations on potential changes,

c.	To fully understand the Company’s current products, research and projects.

d.	To immediately install policies and procedures that provide the required oversight, effectiveness and controls over the laboratory operations,

e.	To develop a culture within the lab for creativity and timeliness of results

●	The CSO manages the efforts of the Company’s clinical research program, including the desire to conduct and complete FDA clinical trials, IRB studies and/or real-world evidence studies that will lead to regulatory approval, reimbursement and/or doctor/patient acceptance of the use of its products for the designated indications.

●	The CSO will develop and participate in physician – consumer - market education efforts to build interest and adoption of the Company’s biologics, including but not limited to:

a.	Conferences

b.	Curated industry webinars and workshops

c.	Industry lectures

d.	Peer to peer Interfacing

●	The CSO is an external-facing executive

a.	Maintain relationships with KOL’s, scientific advisors and academic partners:

b.	Represent the Company in scientific, technical, and innovation forums

c.	Maintain scientific credibility with investors, regulators, and partners

●	The CSO oversees compliance with regulations for the manufacturing and sales of the Company’s products and seeks to identify opportunities for growth in sales of products that comply with FDA and/or existing state regulations surrounding the sale of biologic products

●	The CSO will manage the efforts for the Company to obtain and maintain the necessary and desired registrations, accreditations, licenses etc. that support its overall operations and objectives (FDA, AABB, AATB)

●	A collaborator, team player, among the company and across teams, to work closely with other executives (CEO, CMO, CFO) and manufacturing & processing, and regulatory team.

●	The CSO will collaborate with existing team in its current and future R&D efforts, including desired modifications to existing products (costs, efficacy, target indication), development of new products and expansion of potential markets for the Company’s products based on existing R&D, IP, and regulatory compliance.

●	Work with the marketing and sales team to develop science data to support products.

●	Understand the competitive market facing the Company and how it impacts the Company’s current and planned product portfolio,

●	Identify strategic business opportunities to bring new products and technologies